UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 17, 2015

NATIONAL BANK HOLDINGS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-35654	27-0563799
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7800 East Orchard Road,  Suite 300, Greenwood Village, Colorado 80111
(Address of principal executive offices) (Zip Code)

720-529-3336
(Registrant’s telephone, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Separation and Consulting Agreement with Thomas M. Metzger

On November 17, 2015, National Bank Holdings Corporation (the “Company”) entered into a Separation and Consulting Agreement with Thomas M. Metzger (the “Separation and Consulting Agreement”), the Company’s Chief of Enterprise Technology & Integration, in connection with his retirement from the Company, effective December 18, 2015.  Under the Separation and Consulting Agreement, Mr. Metzger will, subject to his execution and non-revocation of a release of claims in favor of the Company, receive a separation payment equal to $883,000.  During the period commencing on his retirement date and ending on December 31, 2016, Mr. Metzger will serve as a consultant to the Company and will receive a monthly consulting fee of $5,000.  The Separation and Consulting Agreement also requires Mr. Metzger to abide by certain restrictive covenants during the consulting period and for one year after he ceases to provide services to the Company.  Mr. Metzger’s decision to retire was not the result of any disagreement with the Company or its management.

The foregoing description of the Separation and Consulting Agreement does not purport to be complete and is qualified in its entirety by reference to such agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

The press release issued by the Company in connection with Mr. Metzger’s retirement is included as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Employment Agreements with Named Executive Officers

On November 17, 2015, the Company entered into an Amended and Restated Employment Agreement with Richard U. Newfield, Jr., the Company’s Chief Risk Management Officer, and Employment Agreements with each of Brian F. Lilly, the Company’s Chief Financial Officer and Chief of M&A & Strategy, and Zsolt K. Besskó, the Company’s Chief Administrative Officer & General Counsel (collectively, the “Employment Agreements”).  The Employment Agreements were entered into, in part, to make the employment arrangements of the Company’s named executive officers consistent with one another and the Employment Agreement with each executive replaces and supersedes the employment or letter agreement the executive was previously a party to with the Company.

The Employment Agreements with Messrs. Lilly, Newfield, and Besskó provide for an initial term through December 31, 2016, which will automatically renew for successive one-year terms unless either party gives at least 90 days’ written notice prior to the expiration date of the current term, a base salary of $375,000, $325,000, and $315,000, respectively, and a target bonus opportunity of 75% of base salary, 60% of base salary, and 55% of base salary, respectively.  If the executive is terminated by the Company without cause or the executive resigns with good reason (each, a “qualifying termination”), then, subject to his execution and non-revocation of a release of claims in favor of the Company, the executive will be entitled to receive (a) one times (two times, in the case of a qualifying termination within two years following a change in control) the sum of his base salary and the greater of his target annual bonus and actual bonus for the previous year, and (b) a prorated bonus for the year of termination.  In addition, in the case of Messrs. Newfield and Lilly, certain performance-based restricted stock held by them will vest in full if the executive experiences a qualifying termination within two years following a change in control.

The Employment Agreements also restrict the executives from competing with or soliciting employees or customers of the Company during their employment with the Company and for either (a) two years following the executive’s termination of employment, in the case of a qualifying termination within two years following a change in control, or (b) one year following the executive’s termination of employment, in the case of all other terminations of employment.

Also on November 17, 2015, the Company entered into an amendment to the employment agreement with G. Timothy Laney, the Company’s President and Chief Executive Officer (the “Laney Amendment”).  The Laney Amendment extends the term of Mr. Laney’s employment agreement to December 31, 2016 (subject to automatic renewal as provided in Mr. Laney’s employment agreement), provides for a target bonus opportunity of 90% of base salary, and provides that, if Mr. Laney experiences a qualifying termination within two years following a change in control, certain performance-based restricted stock held by him will vest in full.  The Laney Amendment also extends the duration of Mr. Laney’s noncompetition and nonsolicitation obligations to three years in the case of qualifying termination within two years following a change in control, and includes certain conforming updates to make Mr. Laney’s employment agreement consistent with the Employment Agreements entered into with Messrs. Lilly, Newfield, and Besskó.

The foregoing description of the Laney Amendment and the Employment Agreements with Messrs. Lilly, Newfield, and Besskó does not purport to be complete and is qualified in its entirety by reference to such agreements, copies of which are filed as Exhibit 10.2, 10.3, 10.4, and 10.5 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description of Exhibit
10.1	Separation and Consulting Agreement, dated November 17, 2015, by and between Thomas M. Metzger and the Company.
10.2	First Amendment to Employment Agreement, dated November 17, 2015, by and between G. Timothy Laney and the Company.
10.3	Employment Agreement, dated November 17, 2015, by and between Brian F. Lilly and the Company.
10.4	Amended and Restated Employment Agreement, dated November 17, 2015, by and between Richard U. Newfield, Jr. and the Company.
10.5	Employment Agreement, dated November 17, 2015, by and between Zsolt K. Besskó and the Company.
99.1	Press release, dated November 17, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Bank Holdings Corporation

By:	/s/ Zsolt K. Besskó
Name: Zsolt K. Besskó
Title: Chief Administrative Officer & General Counsel
Date: November 20, 2015